EXHIBIT 3.1

CERTIFICATE OF DETERMINATION
OF PREFERENCES
OF
SERIES B CONVERTIBLE PREFERRED STOCK
FOR
AUTO UNDERWRITERS OF AMERICA, INC.
a California corporation

Pursuant to the provisions of Section 401 of the California General Corporation Law, the undersigned, Dean Antonis and Michele Clark, hereby certify that:

1.
They are the duly elected and acting President and Secretary, respectively, of AUTO UNDERWRITERS OF AMERICA, INC., a corporation organized and existing under the Corporation Code of the State of California (the “Corporation”).

2.
The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of authorized shares of Series B Convertible Preferred Stock, none of which has been issued, is 4,800,000.

3.
Pursuant to authority conferred upon the Board of Directors (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles”), the Board adopted resolutions establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series B Convertible Preferred Stock, which resolutions are attached hereto as Exhibit A  and incorporated by this reference as if fully set forth herein (the “Resolutions”).

4.	The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate of Determination at San Mateo, California this 9th day of April, 2008.

                                   By:   /s/ Dean Antonis
                                   Dean Antonis,
                                   President

                                   By:   /s/ Michele Clark
                                   Michele Clark,
                                   Secretary

Exhibit A

RESOLUTIONS OF DETERMINATION
OF PREFERENCES
OF
SERIES B CONVERTIBLE PREFERRED STOCK
FOR
AUTO UNDERWRITERS OF AMERICA, INC.

WHEREAS, the Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of Auto Underwriters of America, Inc. (the “Corporation”) provide for a class of its authorized shares known as Preferred Stock, comprising 10,000,000 shares issuable from time to time in one or more series;

WHEREAS, the Board of Directors (the “Board”) of the Corporation is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rate and conversion rights, and to fix, alter or reduce the number of shares constituting any such series;

WHEREAS, the Board, pursuant to its authority under the Amended and Restated Articles, has previously fixed the rights, preferences, privileges, restrictions and other matters relating to a series of Preferred Stock designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”); and

WHEREAS, it is the desire of the Board, pursuant to its authority under the Amended and Restated Articles, to fix the rights, preferences, privileges, restrictions and other matters relating to a series of Preferred Stock to be designated Series B Convertible Preferred Stock as follows.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to Article III of the Amended and Restated Articles, the Board does hereby provide for the issue of a new series of Preferred Stock of the Corporation and does hereby fix the rights, preferences, privileges, restrictions and limitations relating to such series of Preferred Stock as follows:

1. Determination. The second series of Preferred Stock is hereby designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2. Authorized Shares. The number of authorized shares constituting the Series B Preferred Stock shall be 4,800,000 shares of such series. Series B Preferred Stock shall have no par value.

3. Dividends.

(a) Dividend Rate. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, each share of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends when, as and if declared by the Board.  Such dividends shall be payable in cash or stock, as determined by the Board.

(b) Non-Participating. The holders of Series B Preferred Stock do not participate in dividends payable in respect of the Corporation’s Common Stock (the “Common Stock”) or Series A Preferred Stock.

(c) Dividend Payment. Each dividend on Series B Preferred Stock shall be payable to the holders of record of Series B Preferred Stock as they appear (i) on the stock register of the Corporation, or (ii) on the records of the Corporation’s transfer agent on such record date as may be fixed by the Board.

(d) Form of Dividend. All dividends payable on the Series B Preferred Stock may be paid in cash or in shares of Common Stock, as determined in the discretion of the Board. If the Board determines that any dividend payable hereunder shall be paid in shares of Common Stock, the total number of shares to be issued therefor shall equal the nearest whole number of shares (rounded up) obtained by dividing the amount of the dividend payable by (i) the market price of one share of Common Stock as of the date on which such dividend is declared by the Board, or, if no such market price is then available, (ii) $0.40, as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like.

(e) Majority Approval of Distributions on Common Stock Required. The Corporation shall make no Distribution to the holders of the Common Stock except as permitted by this Section. “Distribution” in this Section means the transfer of cash or property without consideration, whether by payment of a dividend or otherwise (except a dividend in shares of the Corporation), or the purchase or redemption of shares of the Corporation for cash or property. The Corporation shall make no Distributions to the holders of the Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services or other agreements providing for a right of repurchase by the Corporation as approved by of the Board of Directors) without the approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock.  The Corporation may make Distributions to the holders of Series A Preferred Stock without the approval of the holders of Series B Preferred Stock.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, distributions to the shareholders of the Corporation will be made in the following manner:

(a) Preferred Stock. After setting apart or paying in full the preferential amounts due to holders of Series A Preferred Stock, the holders of Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount per share equal to $1.20 (the “Series B Issue Price”) (as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like). If the assets and surplus funds available for distribution among the holders of Series B Preferred Stock are insufficient to permit payment to such holders of the full aforesaid preferential amount, then the assets and surplus funds of the Corporation remaining after payment of preferential amounts due to holders of Series A Preferred Stock shall be distributed ratably to the holders of Series B Preferred Stock in proportion to their respective aggregate preferential amounts as of the date of the distribution following the occurrence of such event. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series B Preferred Stock, so as to be available for such payment, such holders of Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(b) Common Stock. After the payment or setting apart for payment of the liquidation preference of the Series A Preferred Stock and Series B Preferred Stock, the entire remaining assets and surplus funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

(c) Merger or Sale Deemed a Liquidation. For purposes of this Section 4, the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the voting power of the Corporation (or its parent, if any), outstanding immediately prior to such transaction, or a sale of all or substantially all of the assets of the Corporation will be treated as a liquidation, dissolution or winding up of the Corporation.

(d) Notice. At least 10 days prior to the record date for an event of liquidation, dissolution, or winding up, including a deemed liquidation pursuant to Section 4(c), the Corporation shall give notice thereof to the holders of Series B Preferred Stock in accordance with the procedures described in Section 6(g) hereof.

(e) Valuation. Assets to be distributed pursuant to this Section 4, insofar as the same shall be property other than cash, if not liquidated, shall be valued at the fair market value thereof upon the occurrence of the event giving rise to the liquidation preference hereunder, as determined in good faith by the Board.

5. Voting Rights.

(a) Generally. Except as otherwise required by law or as expressly provided in the Amended and Restated Articles or in this Certificate of Determination of Preferences (the “Certificate”), the holder of each share of Series B Preferred Stock issued and outstanding will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted pursuant to Section 6 at the record date for the determination of the shareholders entitled to vote on the matter in question, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall vote on all issues as a single class, except as otherwise expressly provided in the Amended and Restated Articles or in this Certificate or as required by law.  If the shares of Series B Preferred Stock held by a holder are convertible into a non-integral number of shares of Common Stock as of the date of determination, the number of votes to which such shareholder will be entitled will, after aggregating all such shares of Series B Preferred Stock, be rounded up to the nearest whole vote.

(b) Protective Provisions. In addition to any other voting rights provided by law, the Amended and Restated Articles or this Certificate, the Corporation will not, without the vote or consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding:

(i) authorize, create (by reclassification or otherwise), issue or incur any obligation to issue any new class or series of shares, share equivalents, or share appreciation rights having rights, preferences or privileges senior to the Series B Preferred Stock;

(ii) increase the total number of authorized shares of Series B Preferred Stock; or

(iii) amend or repeal any provision of or add any provision to the Amended and Restated Articles or the Bylaws of the Corporation if such action would adversely affect the rights, privileges, preferences or restrictions created for the benefit of the Series B Preferred Stock.

(c) Consent for Certain Repurchases. Each holder of an outstanding share of Series B Preferred Stock will be deemed to have consented, for purposes of Sections 502 and 503 of the California General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, officers, employees and independent contractors, pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

6. Conversion.  The holders of Series B Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a) Voluntary Conversion. Each share of Series B Preferred Stock will be convertible without the payment of any additional consideration by the holder thereof at any time after the final closing of the private offering of the Series B Preferred Stock (“Final Closing Date”) at the option of the holder thereof into Common Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted will be determined by dividing the Series B Issue Price by the conversion price, determined as provided below, in effect at the time of the conversion (the “Conversion Price”). As of the date this Certificate is filed in the Office of the Secretary of State of the State of California, the Conversion Price of the Series B Preferred Stock is $0.30 for one share of Common Stock.

(b) Automatic Conversion. Each share of Series B Preferred Stock will be automatically converted into Common Stock when 180 days elapse after the Final Closing Date. The number of shares of Common Stock into which each share of Series B Preferred Stock shall be automatically converted pursuant to this Section 6(b) will be determined by dividing the Series B Issue Price by a conversion price equal to the lesser of (i) $0.30 or (ii) 75% of the ten trading day volume weighted average price (“VWAP”) of one share of Common Stock as reported by the securities exchange or quotation medium where our common stock is then traded or quoted.

(c) Mechanics of Conversion. Before any holder of shares of Series B Preferred Stock will be entitled to convert the same into shares of Common Stock, such holder (i) will surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and will give written notice to the Corporation at such office that such holder elects to convert the same and will state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, or (ii) if such certificate(s) have been lost, stolen or destroyed, the holder will notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates; provided, however, that in the event of an automatic conversion pursuant to Section 6(b), the outstanding shares of Series B Preferred Stock will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series B Preferred Stock a certificate or certificates representing the number of shares of Common Stock to which such holder will be entitled as aforesaid, and will issue and deliver to such holder a check in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion will be deemed to have been made (xi) immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted, or (xii) in the case of an automatic conversion pursuant to Section 6(b), immediately prior to the last to occur of the requirements described in such Section, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Prices of Series B Preferred Stock. Following the Final Closing Date, the Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. If the outstanding shares of Common Stock shall be subdivided, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Stock Dividends and Other Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 3, then and in each such event, the holders of Series B Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event.

(iii) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series B Preferred Stock will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation then deliverable upon conversion of such share of Series B Preferred Stock is entitled upon such reorganization or reclassification.

(e) No Fractional Shares. No fractional share of Common Stock will be issued upon the conversion of any share or shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Company will, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of one share of Common Stock on the date of conversion (as determined in good faith by the Board) multiplied by such fraction.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock. Any certificate sent to the holders of Series B Preferred Stock pursuant to this Section 6(f) will be signed by an officer of the Corporation.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series B Preferred Stock, at the address for such holder shown on the books of the Corporation, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

(i) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

7. No Reissuance of Series B Preferred Stock. Any shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled, retired, and eliminated from the shares of Series B Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restriction on issuance set forth in the Amended and Restated Articles or in any certificate of determination creating a series of preferred stock or any similar stock or as otherwise required by law.

8. Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

RESOLVED FURTHER, that the President and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and the provisions of California law.